  Exhibit 99.1

Dynatronics Announces 80% Increase in Sales for Fiscal Year 2018

Cottonwood Heights, Utah (September 27, 2018) – Dynatronics Corporation (NASDAQ:DYNT) today announced financial results for its fiscal fourth quarter and full fiscal year ended June 30, 2018.

Summary Fiscal Year 2018 Results and Accomplishments:
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80.1% increase in sales and 77.5% increase in gross profit for fiscal year 2018
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51.4% increase in sales and 70.9% increase in gross profit for fiscal 2018 fourth quarter
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Acquisition of Bird & Cronin, the largest acquisition in the company’s history
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Christopher R. von Jako, Ph.D. appointed Chief Executive Officer in June 2018

"Fiscal 2018 has been another year of significant change and growth for Dynatronics. We successfully completed the acquisition and made significant progress in the integration of the Bird & Cronin division, which provided us with additional growth and profitability, as well as more diversified product offerings and sales channels,” stated Christopher R. von Jako, CEO of Dynatronics Corporation. “Internally, we transitioned and strengthened our leadership. In particular, our Therapy Products Division, which encompasses the operations of the legacy Dynatronics business, is benefitting from new leadership and a focus on improving profitability, which we expect to be reflected in our financial performance in fiscal year 2019 and beyond.”

Fiscal 2018 Fourth Quarter Financial Results

Net sales for the quarter ended June 30, 2018 increased $5.7 million, or 51.4%, to $16.9 million, compared to $11.2 million in the same period of the prior fiscal year. Gross profit for the quarter increased $2.1 million, or 70.9%, to $5.0 million. The increases in net sales and gross profit were attributable to the company’s acquisition of Bird & Cronin in the second fiscal quarter of 2018. Bird & Cronin contributed sales of $5.9 million and gross profit of $2.1 million in the quarter. Gross margin for the quarter was 29.7% compared to 26.3% in the same period of the prior year. The increase in gross margin percentage was primarily due to the inclusion of Bird & Cronin sales, which had a higher gross margin percentage.

Net loss for the quarter ended June 30, 2018 was approximately $0.5 million, compared to a loss of $0.7 million in the same period of the prior fiscal year. Depreciation, amortization, and other non-cash expenses were $0.3 million in the quarter. The improvement in net loss was due primarily to the contribution of Bird & Cronin.

Net loss attributable to common stockholders for the quarter ended June 30, 2018 was $0.7 million, compared to a loss of $2.5 million in the same period of the prior fiscal year. The $1.8 million improvement was due primarily to a $0.2 million reduction of net loss and a $1.6 million reduction of deemed dividend, as there was no deemed dividend in the quarter ended June 30, 2018. By comparison, in the fourth quarter of fiscal year 2017, the company recognized a non-cash deemed dividend associated with the issuance of its Series B Convertible Preferred Stock and common stock purchase warrants in connection with the acquisition of Hausmann.

Fiscal Year 2018 Financial Results

Net sales for the fiscal year ended June 30, 2018 increased $28.7 million, or 80.1%, to $64.4 million, compared to $35.8 million in the prior fiscal year. Gross profit for the fiscal year increased $8.9 million, or 77.5%, to $20.4 million. The increases in net sales and gross profit were attributable primarily to the acquisitions of Hausmann in the fourth quarter of fiscal year 2017 and Bird & Cronin in the second quarter of fiscal year 2018. These acquired operations accounted for $30.5 million of the increase in net sales and $10.0 million of the increase in gross profit. Gross margin for fiscal year 2018 was 31.7% compared to 32.2% in fiscal year 2017. The decrease in gross margin percentage in fiscal year 2018 was due primarily to the inclusion of Hausmann sales, which had a lower gross margin percentage, as well as reduced gross margin attributable to higher freight costs and a write-down of inventory due to product rationalization.

Net loss for the fiscal year ended June 30, 2018 was $1.6 million compared to a net loss of $1.9 million in the prior fiscal year. Depreciation, amortization, and other non-cash expenses were approximately $1.5 million in the fiscal year. In addition, severance expense of approximately $1.0 million associated primarily with the separation of our former chief executive officer and $0.3 million of a one-time charge related to an abandoned R&D project contributed to the net loss in fiscal year 2018. Exclusive of these charges, the adjusted net loss was approximately $0.3 million, or a bottom line improvement of $1.6 million compared to the prior fiscal year. “Adjusted net loss” is a non-GAAP performance measure.

Net loss attributable to common stockholders for the fiscal year ended June 30, 2018 was $3.5 million ($0.53 per share), compared to $4.3 million ($1.36 per share) for the prior fiscal year. The $0.8 million improvement was due primarily to a $0.3 million reduction of net loss and a $0.9 million reduction of deemed dividend and accretion of discount. The company recognized a deemed dividend in fiscal year 2018 associated with the issuance of its Series C Non-Voting Convertible Preferred Stock and common stock purchase warrants in connection with the acquisition of Bird & Cronin. This deemed dividend was less than the deemed dividends recognized in the prior fiscal year associated with the issuance of the company’s Series A 8% Convertible Preferred Stock in December 2016 and Series B Convertible Preferred Stock in April 2017. The decrease in net loss attributable to common stockholders in fiscal year 2018 was partially offset by $0.4 million in additional preferred stock dividends.

Conference Call

Dynatronics has scheduled a conference call for investors on September 27, 2018, at 8:30 AM ET. Those wishing to participate should call (877) 407-8033 or (201) 689-8033 for international callers.

About Dynatronics Corporation

Dynatronics designs, manufactures, markets, and distributes orthopedic soft goods, medical supplies, and physical therapy and rehabilitation equipment. Through its various distribution channels, the company markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, and hospitals. More information is available at www.dynatronics.com.

Use of Non-GAAP Financial Measures

Dynatronics management believes that, to better understand the company's short-term and long-term financial trends, investors may wish to consider certain non-GAAP financial measures as a supplement to financial performance measures prepared in accordance with GAAP. Non-GAAP measures should be considered in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. In this press release, the company has reported non-GAAP adjusted net loss after adjusting for the impact of one-time severance payments and a write-off associated with the abandonment of an R&D project, both in the current period that were episodic and did not occur in the prior year. The GAAP results are reported in the press release and in the financial statement tables included in this press release.

Safe Harbor Notification

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the company's expectations and similar statements, including, for example, the statement regarding the improving profitability of the company’s Therapy Products Division in fiscal year 2019 and beyond. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, competitive factors, inventory risks due to shifts in market demand, market demand for our products, and availability of financing at cost-effective rates. The contents of this press release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended June 30, 2018 which was filed on September 27, 2018.

The following is a summary of operating results for the quarters and years ended June 30, 2018 and 2017 and balance sheet highlights as of June 30, 2018 and 2017.

Summary Selected Financial Data
Statement of Operations Highlights
In thousands, except per share amounts

	Quarter Ended		Year Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net sales	$16,902	$11,166	$64,415	$35,758
Cost of sales	11,882	8,228	43,994	24,250
Gross profit	$5,020	$2,938	$20,421	$11,508

Selling, general, and admin. expenses	$5,332	$3,333	$20,478	$12,102
Research and development expenses	146	262	1,194	1,081
Other expense, net	151	74	422	191
Loss before income taxes	$(609)	$(731)	$(1,673)	$(1,866)
Income tax (provision) benefit	71	0	71	0
Net loss	$(538)	$(731)	$(1,602)	$(1,866)

Deemed dividend on 8% convertible preferred stock and accretion of discount	$0	$(1,568)	$(1,024)	$(1,944)
Preferred stock dividend, cash	0	(16)	(105)	(17)
8% convertible preferred stock dividend	(190)	(195)	(768)	(466)
Net loss attributable to common stockholders	$(728)	$(2,510)	$(3,499)	$(4,293)
Net loss attributable to common stockholders per share – basic and diluted	(0.09)	(0.65)	(0.53)	(1.36)
Weighted-average common shares outstanding – basic and diluted	8,089,398	3,869,629	6,622,429	3,152,425

Balance Sheet Highlights
In thousands, except per share amounts

	June 30, 2018	June 30, 2017

Cash and cash equivalents	$1,696	$255
Trade accounts receivable	7,811	5,281
Inventories, net	10,988	7,398
Prepaid & other	927	537
Total current assets	$21,422	$13,471

Accounts payable	$3,413	$2,335
Accrued payroll and benefits expense	1,929	1,473
Accrued expenses	830	657
Other current liabilities	748	705
Line of credit	6,286	2,172
Current portion of acquisition holdback	1,379	295
Total current liabilities	$14,585	$7,637

Contact:
Dynatronics Corporation
Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com